भारतीय गैर न्यायिक

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रु. 100 ONE HUNDRED RUPEES

सत्यमेव जयते

भारत INDIA

INDIA NON JUDICIAL

हरियाणा HARYANA E 242808

AGREEMENT

Between

QUADLABS TECHNOLOGIES PVT. LTD. having its registered office at 129D, Kamla Nagar, Delhi 110007. herein after referred as the **Company** which expression shall, unless repugnant to the context or meaning hereof mean and include its legal representatives, successors, executors and administrators.

And

YATRA ONLINE PVT. LTD. having its corporate office at 1101-1103, Tower B, 11 Floor, Unitech Cyber Park, Sector-39, Gurgaon, Haryana 122001 herein after referred as **Customer** which expression shall, unless repugnant to the context or meaning hereof mean and include its legal representatives, successors, executors and administrators.

Company and Customer may be individually referred to as Party and collectively as Parties.

RECITALS

WHEREAS, the Company is a software development company specializing in creation of software solutions catering to the travel industry and is the owner of the "QuadLabs Xchange System" (**"Existing Software System"**);

WHEREAS, the Customer is *inter alia* engaged in the business of providing services relating to transport, travel, tours and tourism.

WHEREAS, the Customer is already using the Existing Software System as per the Agreement dt. 1st March, 2007 and is desirous to extend the agreement in order to continue the usage of the said System.

IT IS AGREED:

1. DEFINITIONS

"Agreement"	means this agreement including all schedules, annexes and exhibits;
"Confidential Information"	has the meaning ascribed to it in clause 12 of this Agreement;
"Data Protection and Privacy Laws"	means all applicable laws, regulations, regulatory requirements and codes of practice in connection with the use, processing and disclosure of Personal Data, specifically including the Indian Penal Code, 1860 and the Information Technology Act, 2000;
"Effective Date"	means February 1, 2012;
"Force Majeure"	means an event or incident or circumstance beyond the reasonable control of, and not attributable to the fault/breach/default or negligence of, the affected Party (including but not limited to: (a) acts of God, war, natural or nuclear disaster, epidemic, terrorist activity, explosion, fire, flood,; (b) any act or order of central or local government, or of any law enforcement or quasi-legal or judicial authority; or (c) acts or omissions of any third party telecommunications supplier);
"Intellectual Property Rights"	means all patents, copyrights, design rights, trade marks, service marks, trade secrets, know-how, database rights, actual property rights (whether registered or unregistered), moral rights, database rights, topography rights, rights in know-how, rights of confidence, other intellectual property rights of any nature and all applications for the same, anywhere in the world;
"New Deliverables"	means the products identified in and sought to be

	developed as per the Project Plan and each Statement of Work accompanied by a Requirements Specification, or any development work carried out by the Company for the Customer in the event that such development work is not incorporated in a Statement of Work;
"Party"	means the Company or the Customer, as the case may be, and "**Parties**" shall be construed accordingly;
"Personal Data"	means any personal data, [including name, age address, credit card details etc. of the Customer's clients] and as may be defined in the Data Protection and Privacy Laws;
"Project Plan"	means all the tasks and timelines for the execution of the relevant Statement of Works as set out in as Schedule I;
"Requirements Specification"	means the mutually agreed specification to be prepared for every Statement of Work;
"Services"	has the meaning ascribed to it in Schedule II;
"Source Code"	means all the source programs and binary executable files, configuration files, database structures and interfaces together with all supporting documentation relating to the Existing Software System;
"Statement of Work"	means any work order which is accompanied by a Requirements Specification which the Customer places with the Company in relation to development of New Deliverables by the resources assigned under this Agreement. The Statement of Work also identifies either of the following products as being under construction or modification: a. New Product; or b. Existing Software System; and
"Term"	has the meaning ascribed to it in clause 8 of this Agreement.

2. SCOPE OF THE AGREEMENT

2.1 The Company hereby agrees to extend license for the usage of 'QuadLabs XChange System / Existing Software System" and the Customer hereby agrees to use the said system in accordance with the terms and conditions of this Agreement and for the consideration set out herein.

2.2 A copy of all Source Codes (in respect of the New Deliverables as well as the Existing Software System), and any and all subsequent upgrades, shall be delivered by the Company and kept in a central code depository.

Yatra Online Private Limited

QUADLABS TECHNOLOGIES PVT LTD

Notwithstanding anything otherwise provided in this Agreement, such copy of the Source Code shall be released/shared with the Customer without any further obligation on the Customer to make any payments under this Agreement, if:

(i) the Company enters into any composition or arrangement with its creditors or enters into liquidation whether compulsory or voluntary (other than for the purposes of solvent reconstruction or amalgamation); or has a receiver or administrative receiver appointed over all or any part of its assets; or if a petition is presented for winding-up of the Company, which petition is not dismissed within 120 days of presentation; or

(ii) the Company passes a resolution for its winding-up, or have an order of Court made for its winding-up; or

(iii) the Company ceases to carry on business; or

(iv) the Company fails or ceases to provide the Services as contemplated in this Agreement; or

(v) the power to direct or cause the direction of management and policies of the Company, whether through ownership of voting shares, contract or otherwise, changes.

(vi) The Company breaches the terms and conditions of this Agreement and fails to remedy such breach within a period of 30 days from the date of Notice of the Customer.

3. PAYMENT & ADDITIONAL EXPENSES

3.1 **Payment:** In consideration for the Company licensing the Existing Software System and providing the Services, the Customer agrees to pay the Company, the rates set out in Schedule III and as per the other payment terms and conditions set out in Schedule III.

3.2 **Other Expenses**

All travel expenses or other incidental expenses undertaken by the Company will be reimbursed by the Customer on actual expense basis on the production of receipts/vouchers etc. [The daily allowance will be as detailed in Schedule III for actual travel and boarding cost.] The Company shall obtain the Customer's prior consent before incurring such expense.

4. INTELLECTUAL PROPERTY OWNERSHIP

4.1 All Intellectual Property Rights created in developing the New Deliverables shall be and remain owned jointly by the Company and the Customer outside the territory of India.

The Company represents and confirms that it has not, from the date of development of New Deliverables and till the date of this Agreement, authorised/allowed any third party to use the New Deliverables through any mode and in any manner whatsoever.

Company shall take prior approval from Customer in case it plans to sell/license or allow the use of New Deliverables (in part or full) to any third party outside the territory of India. Any revenues arising out of the said sale/license/transfer shall be shared between the Customer and the Company as per the mutual agreement between the Parties.

The Customer shall always have the right to conduct or cause the conduct of an audit of the records and documents of the Company to check and assess that the usage of New Deliverables remains only as per the terms of this Agreement and the Company shall provide all extensive support in the conduct of such audit.

4.2 All Intellectual Property Rights created in developing the New Deliverables shall be and remain exclusively owned by the Customer within the territory of India.

4.3 All Intellectual Property Rights created in developing or modifying the Existing Software System shall be and remain owned by the Company exclusively.

4.4 The Parties shall assist and cooperate with each other in the protection of their respective and joint Intellectual Property Rights in the New Deliverables and the Existing Software System. The Company represents and warrants that the Existing Software System do not and the New Deliverables will not, infringe upon any valid patent, copyright, trademarks or any other intellectual property right (by whatever name called) whatsoever of any third party. If the Company breaches this warranty then the sole remedy is that the Company will defend the Customer against any claim brought by a third party alleging that the Existing Software System or the New Deliverables infringes upon the intellectual property right of a third party. The Company will hold the Customer harmless from and will further indemnify the Customer for all damages awarded by the applicable court or settlement sums directly arising from such third party claim (including without limitation, legal costs of the Customer). This warranty and the remedy provided herein is subject to the Customer promptly providing the Company with notice of any such claim and cooperating with the Company as reasonably requested, at the Company's expense, in the defence or settlement of such claim. This clause shall survive the termination of this Agreement.

5. CUSTOMER'S RESPONSIBILITIES

The Customer will provide the Company with such information or documentation as may be reasonably required by or requested for by the Company in order to assist the Company in developing and installing the New Deliverables. Any costs such as those relating to hardware, bandwidth, third party software licenses, and access to third party networks, required by the Customer in order to use the New Deliverables would be borne by the Customer.

6. DEVELOPMENT & SUPPORT RESOURCE

6.1. The Customer will appoint a Project Manager by its own who will manage the Project Plan and manage the resources provided by QuadLabs.

6.2. This team will be responsible for developing the New Deliverables and supporting the Existing Software System

Yatra Online Private Limited ★

QUADLABS TECHNOLOGIES PVT LTD *

7. LIMITATION OF LIABILITY

7.1 In no case shall the liability of either Party to the other arising out of or in connection with this Agreement exceed the total sum paid against the Services utilised for the creation of the New Deliverables under which the relevant dispute arose except in relation to an Intellectual Property Rights claim in which case no such limitation of liability will apply.

7.2 Nothing in this clause shall be interpreted as placing a limit on either Party's liability for death or personal injury caused by negligence.

8. TERM

This Agreement shall commence on the Effective Date, and unless terminated earlier in accordance with clause 10 of this Agreement, shall remain in force for a period of [Five (5)] years and may be extended by mutual agreement between the Parties in writing ("**Term**").

9. DATA PROTECTION

Both Parties shall during and after the term of this Agreement:

(a) Comply with the Data Protection and Privacy Laws;

(b) Implement appropriate technical and organisational measures to protect Personal Data against unauthorised or unlawful processing and against accidental loss, destruction, damage, alteration or disclosure. These measures shall be appropriate to the harm which might result from unauthorised or unlawful processing, or accidental loss, destruction or damage to Personal Data and to the nature of the Personal Data which is to be protected;

(c) Not do, or cause or permit to be done, anything that may cause or otherwise result in a breach by either Party or any third party of the Data Protection and Privacy Laws.

(d) The Company reserves the right to extract generic product usage data (which does not fall under data protection) in terms of users and bookings made in the system. This information could be extracted with prior consent from the Customer.

10. TERMINATION

10.1 Either Party may with immediate effect terminate this Agreement and any Statement of Work entered hereunder in writing without any liability at any time, if:

(a) The other Party becomes insolvent, makes any assignment for the benefit of creditors, offers a composition or extension to creditors, consents to or suffers the appointment of a receiver, a trustee, a committee of creditors or a liquidating agent, files or a court of appropriate jurisdiction admits a petition in bankruptcy or seeking reorganisation, arrangement or readjustment of its debts or its dissolution or liquidation or for any other relief under any

Yatra Online Private Limited

QUADLABS TECHNOLOGIES PVT. LTD.

bankruptcy or insolvency law (except in the case of a non-liquidating bankruptcy event; or

(b) The other Party ceases to carry on its business; or

(c) the other Party commits a material breach of any of the provisions of this Agreement and either such breach is incapable of remedy or, if capable of remedy, it fails to remedy such breach within thirty (30) days after service of a notice on it by the Party not in breach giving particulars of the breach and requiring such breach to be remedied.

10.2 Either Party may terminate this Agreement for reasons other than those mentioned in clause 10.1 above [on written notice of Ninety (90) days]. Works /Services assigned to be rendered by Company shall be delivered/completed irrespective of termination at the sole option of the Customer.

10.3 on Termination, the Company agrees to provide the data migration from the system and the customer will cease to use the system on immediate effect.

Along with the migration of the data the Company shall handover the New Deliverables to Customer developed in accordance with the instructions of the Customer. It is acknowledged by the Company that it shall have no rights to use or allow the use of New Deliverables in any manner whatsoever to any third party, except as provided in this Agreement.

11. CONFIDENTIAL INFORMATION

11.1. Each Party agrees to regard and preserve as confidential all information, documents and materials (in whatever format or media) related to the business and activities of the other Party, its clients, suppliers and other entities with whom the other Party does business (including, without limitation, price lists, passwords and pass codes, business and trade secrets, passenger, client lists and records, and economic and business and marketing information, plans and data, know-how, schematics and diagrams), that may be obtained by such Party from any source or may be developed as a result of this Agreement whether identified as such or might reasonably be understood from the circumstances as confidential (referred to as **"Confidential Information"**).

11.2 Information shall not be considered Confidential Information to the extent that such information is: (i) already known to the receiving Party free of any restriction at the time it is obtained from the disclosing Party; (ii) subsequently learned from an independent third party free of any restriction and without breach of this Agreement or any Statement of Work or any other agreement; (iii) becomes publicly available through no wrongful act of either Party; (iv) independently developed by one Party without reference to any of the Confidential Information of the other Party; or (v) required to be disclosed pursuant to a requirement of a governmental agency or law enforcement authority or regulatory body, or by judicial decision so long as the Parties provide each other with reasonable advance written notice of such requirements.

11.3 Each Party will as soon as reasonably practicable notify the other Party of any actual or suspected misuse or unauthorised disclosure of the other Party's Confidential Information.

11.4 Upon the termination of this Agreement, at the other Party's instruction, each Party will either (i) return to the other Party all of the disclosing Party's Confidential Information in its possession and provided in connection with this Agreement or any Statement of Work, or (ii) destroy such Confidential Information. Each Party will confirm in writing its compliance upon the request of the other Party.

12. WAIVER

No forbearance or delay by either party in enforcing its rights will prejudice or restrict its rights and no waiver of any such rights or of any breach of any contractual terms will be deemed to be a waiver of any other right or of any later breach.

13. FORCE MAJEURE

13.1 Neither Party shall be deemed to be in breach of this Agreement or liable for any delays in performing or failure to perform any of its obligations under this Agreement if the delay or failure was due to a Force Majeure event.

13.2 If a Force Majeure event occurs, the date(s) for performance of the obligations affected will be postponed for as long as is made necessary by the continuation of such Force Majeure event.

13.3 If any obligation of one Party pursuant to, under and in connection with this Agreement is delayed as per clause 13.2 above for longer than three (3) months, then the other Party shall have the right to terminate this Agreement with immediate effect on written notice.

14. RELATIONSHIP OF THE PARTIES

14.1 Nothing in this Agreement creates or is intended to create any employer-employee, agency, partnership or joint venture relationship between the Parties.

14.2 Neither Party has any authority to bind the other Party and neither Party shall hold itself out as the agent or principal of the other Party.

14.3 The Existing Software System is provided on the "License to Use" basis and in no circumstances the Customer will own the system except the New Deliverables.

15. ENTIRE AGREEMENT AND INVALIDITY

If any provision of this Agreement, in any respect, is either held to be invalid, illegal, or unenforceable by any court or competent authority; or rendered invalid, illegal, or unenforceable by the introduction of, or change in, any statute, regulation, applicable code or other ordinance or in the interpretation thereof, then such provision shall be deemed deleted from this Agreement without prejudice to the remaining provisions hereof which shall continue in full force and effect notwithstanding such deletion, and the Customer and the Company shall thereupon negotiate in good faith a substitute

provision(s) which is valid, legal and enforceable and which most closely equates to the intention of the Parties as evidenced by this Agreement.

16. NON-SOLICITATION

Both parties agree not to employ or offer employment to any person directly or indirectly (including, but not limited to, employment as a consultant or contractor) who is or has been an employee of the other party either during his employment with that party or within twelve (12) months of his having discontinued such employment. This clause shall survive for a period of one (1) year after the termination of this Agreement.

17. INDEMNITY

Both Parties hereby acknowledge and agree to indemnify and hold harmless the other Party in relation to losses, damages, costs and expenses resulting from and any losses, damages, costs and expenses arising out of this Agreement directly or indirectly due to the default/breach/negligence of the other Party or its employees. The Parties specifically agree that the Company shall indemnify and hold harmless the Customer in relation to losses, damages, costs and expenses resulting from and any losses, damages, costs and expenses arising out of any third party intellectual property claims in respect of the Company's provision of the Services under this Agreement.

18. ASSIGNMENT

No right and/or obligation arising from this Agreement shall be assigned, either in part or whole or purported to be assigned or otherwise dealt with any of its rights and obligations hereunder expect with the express prior written consent of the Parties; provided that either Party may with prior written notice to the other Party assign/delegate or otherwise transfer any of its rights and obligations under this Agreement to an Affiliate.

For the purpose of this clause 18, "Affiliate" of any party means any other person directly or indirectly controlling, controlled by or under direct or indirect common control with such party and, "Control" means possessing, directly or indirectly, the power to direct or cause the direction of management and policies of such party, whether through ownership of voting shares, contract or otherwise, and "change in control" shall have a corresponding meaning.

19. DISPUTES, GOVERNIN G LAW AND JURISDICTION

19.1 This Agreement shall be governed by Indian law, notwithstanding its conflict of laws provisions, and shall be subject to the exclusive jurisdiction of the courts of New Delhi.

19.2 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Arbitration and Conciliation Act, 1996 or any statutory modification thereto. The number of arbitrators shall be one who shall be

jointly appointed by Parties to this Agreement. The seat, or legal place, of arbitration shall be New Delhi, India.

IN WITNESS whereof this Agreement has been executed on this 30th day of March, 2012.

SIGNED BY: ______________________

Name: GAURAV CHIRIPAL

Designation: Chief Executive Officer

for and on behalf of

QUADLABS TECHNOLOGIES PVT LTD

SIGNED BY: ______________________

Name: Manish Amin

Designation: Chief Information Officer

for and on behalf of

YATRA ONLINE PVT. LTD.

Witness No 1. RANJAN BABBAR

Witness No 2. JARPAN BATRA

Schedule –I – Project Plan

Schedule II - Services

The services to provided by the Company in accordance with this Agreement (the "**Services**") are as follows:

(a) To develop and install Customer-specific products in accordance with the Project Plan and Statements of Work;

(b) To provide man power for Customer-specific product development;

(c) To deliver and install the Existing Software System on the Customer's computer equipment and operating system;

(d) To deliver and assist the Customer with specified modifications on Existing Software System; and

(e) To provide support for the products delivered and installed in accordance with this Agreement.

Schedule III – Rate card & Payment Schedule

Cost for QuadLabs resources (Costs are per month per resource)

Resource Type	Onsite (Yatra office) INR / Month	Offsite (Quadlabs office) INR / Month
Project Manager	1,90,000 + Transport	1,90,000
Technical Architect	1,90,000 + Transport	1,90,000
Project leader	1,45,000 + Transport	1,45,000
Developer / consultant / QA	85,000 + Transport	85,000
Management visits	-	-

Usage License cost

Unlimited Users (midoffice)	USD 5000 per month
Unlimited Users including sub-agents and employees (SubAgents – B2B)	USD 2500 per month

General terms: -

1. Any work to be executed outside the NCR region would incur additional charges. (Travel and boarding charged will be extra.)

2. Transportation cost are on actual basis for onsite work only.

3. Monthly cost includes minimum of eight (8) hr of working time in a day and a minimum of twenty-two (22) working days in a month.

4. Payment Terms
   a. Invoices should be presented at the end of every month for the resources used.
   b. Payments should be made within fourteen (14) days of the invoice date.
   c. On outstanding payments, interest shall be charged at the rate of 12% per annum

5. Any new resource requirement should be made through the [requisition sheet] at least fifteen (15) days in advance.
6. All applicable taxes are payable extra.

QUADLABS TECHNOLOGIES PVT LTD

Yatra Online Private Limited